Exhibit 99.1

No. 87 No.8 Coastal Way, Floor 2, Construction Bank, FTZ, Tianjin, China
Tel:86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Announces $5.25 Million Private Equity Placement Above Market Price

Company Proceeding with Plan to Acquire Auto Mall and Make It Tianjin’s Largest Auto Dealer;
Sees Forecasted Growth in China Auto Sales as Backdrop for Company’s Anticipated Continuing Strong Growth

TIANJIN, CHINA--(July 7, 2011) - China Auto Logistics Inc. (the “Company” or “CALI”)(NasdaqGM:CALI), one of China’s leading developers of automobile-related websites, a top seller in China of imported luxury vehicles and a leading provider in China of automobile-related services, announced today it successfully closed the sale on July 1 of three million unregistered common shares to accredited individual investors at an above market price of $1.75 per share, raising a total of $5.25 million for general corporate purposes.

Investors See CALI’s Growth and Expansion Potential

Mr. Tong Shiping, CEO and Chairman of the Company noted that each of the investors, in agreeing to a long term purchase of CALI shares above their 20-day moving average price, “clearly appreciate the strength and growth potential of our Company which has been masked by the unprecedented current predicament of Chinese stocks in the U.S.”  Mr. Tong continued, “Based on very thorough due diligence, these investors reached the conclusion that our Company has and will continue to be very transparent while generating outstanding performance, and believe our shares are significantly undervalued mainly because of the prevailing negativity temporarily affecting all Chinese company shares in the U.S.”  He added, “They and we also strongly believe the growth in China will continue to set the pace for the rest of the world, particularly in selected industries, such as the auto industry. Auto growth is being fueled by the fact that fewer than 50 out of 1000 Chinese individuals own cars, despite the continuing high level of sales.  We also anticipate the continuing rapid growth of Internet use in China, and believe our Company is very well positioned to capitalize on these converging trends.”

Anticipated Auto Sales Growth

Commenting further on the continuing growth in China’s auto sales, Mr. Shiping stated, “The full year sales advance in 2010 above 32%, as I had said repeatedly, was unsustainable.  Nevertheless, I believe we will continue to see very healthy, world leading double digit sales in 2011 and beyond, following year over year growth through the first five months this year of about 4.2%, nearly 7% growth in passenger car sales, and continuing double digit growth in luxury sales.  Only recently, the Deputy Chief of the China Association of Automobile Manufacturers was quoted as saying that an anticipated drop in oil prices and increased liquidity will help boost second half sales, and executives in the industry were cited by a leading consultancy as believing growth of 12 to 15 percent annually is expected through 2016.”

Second Half Plans to Develop Tianjin’s Largest Auto Mall

The Company said it expects that most of the proceeds of the stock sale will be utilized in the second half this year to complete the acquisition of an auto mall in Tianjin, which the Company intends to quickly convert into the largest auto dealer in the city, selling over 70 different car models.

“We have built CALI into China’s largest wholesaler of imported luxury vehicles with a network of more than 3000 dealers nationwide,” stated Mr. Tong, “but while these sales have continued to grow rapidly, they are still roughly 4% of total China auto sales.”  He continued, “Over the past couple of years we have steadily ramped up our participation in the domestic car market, first with the creation of our highly successful domestic www.at160.com website.  We then expanded our reach in this market with the acquisition of www.goodcar.cn.  In our view, the acquisition of an auto mall is another key step in building a leading position in this market.”

Strong Financial Position and a Bright Future

“Prior to this stock sale, we had an already very strong financial position, with working capital of more than $37.1 million and cash and cash equivalents of $7.5 million as of the end of the first quarter.  The addition of $5.25 million in cash provides us with additional flexibility in pursuing our acquisition goals this year, as well as other growth plans aimed at continuing to build CALI’s leadership in China’s Internet and auto industries,” Mr. Tong said.

“We have a very bright future,” he added, “and we will continue to provide the highest level of disclosure.  We firmly believe this will lead us to be among the well deserving top companies to emerge as winners from a return in investor confidence.”

About China Auto Logistics Inc. (CALI)

China Auto Logistics Inc. operates www.cali.com.cn, which rapidly has become one of the leading automobile portals for car dealers and consumers of vehicles and auto-related services throughout China. The Company also is one of China's top sellers of luxury imported cars as well as one of the country's leading developers of websites for buyers and sellers of imported and domestic automobiles. Recently initiating auto-related services for dealers and purchasers of domestic autos, it is China's leading "one stop" provider of logistical services and financing to imported car dealers nationwide and manager of the large imported auto mall in Tianjin. Its subscription and advertising based www.at188.com is the number one site for imported car dealers and consumers. Its www.at160.com site, focused on the domestic auto market, has climbed rapidly to become one of the top domestic auto websites and ranks among the top 125 most visited sites in China. In 2010, the Company completed the acquisition of www.goodcar.cn, a highly popular internet destination for auto drivers attracted by the discount cards offered on the site for a variety of automotive products and services including 5% discounts on gas purchases.  The Company believes the integration of these wide ranging sites and services in a single portal serving a broad spectrum of China's "auto living" public, as well as the addition of new web-based auto-related services for businesses and consumers, will drive future growth. For additional information visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:
US Investors
Focus Asia Partners
Robert Agriogianis
bob@focusasiapartners.com
Tel: 973-520-8741

Press
Ken Donenfeld
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727